Exhibit 99.1
NEWS RELEASE
July 24, 2024

HELMERICH & PAYNE, INC. ANNOUNCES FISCAL THIRD QUARTER RESULTS

•The Company reported fiscal third quarter net income of $89 million, or $0.88 per diluted share; including select items(1)of $(0.04) per diluted share

•The North America Solutions ("NAS") segment exited the third quarter of fiscal year 2024 with 146 active rigs and recognized revenue per day of $39,800/day with associated direct margins(2) per day of $20,300/day during the quarter

•Quarterly NAS operating income increased $16 million sequentially; while direct margins(2) increased by $6 million to $277 million, as revenues increased by $6 million to $620 million and expenses remained relatively flat at $343 million

•H&P's NAS segment anticipates exiting the fourth quarter of fiscal year 2024 between 147-153 active rigs

•On June 5, 2024, the Board of Directors of the Company declared a quarterly base cash dividend of $0.25 per share and a supplemental cash dividend of $0.17 per share; both dividends are payable on August 30, 2024 to stockholders of record at the close of business on August 16, 2024

Helmerich & Payne, Inc. (NYSE: HP) reported net income of $89 million, or $0.88 per diluted share, from operating revenues of $698 million for the quarter ended June 30, 2024, compared to net income of $85 million, or $0.84 per diluted share, from operating revenues of $688 million for the quarter ended March 31, 2024. The net income per diluted share for the third and second quarters of fiscal year 2024 include net $(0.04) and net $0.00 of after-tax gains and losses, respectively, comprised of select items(1). For the third quarter of fiscal year 2024, select items were comprised of:

•$0.06 of after-tax gains related to the non-cash fair market value adjustments to our equity investments
•$(0.10) of after-tax losses related to a Blue Chip Swap transaction and non-recurring professional service fees

Net cash provided by operating activities was $197 million for the third quarter of fiscal year 2024 compared to net cash provided by operating activities of $144 million for the second quarter of fiscal year 2024.

Helmerich & Payne | 1437 South Boulder Ave. | Suite 1400
Tulsa, OK 74119 | 918.588.5190 | helmerichpayne.com

News Release
July 24, 2024

President and CEO John Lindsay commented, "Our financial results for the third fiscal quarter continue to demonstrate the resilience of our strategy in the North America Solutions segment. Once again, it was particularly notable, that despite a more sizeable decline in the overall industry rig count, our NAS active rig count remained relatively stable during the third fiscal quarter which is a reflection of H&P’s unyielding focus on providing value to our customers. On the international front, the Company's first super-spec FlexRig® arrived in Saudi Arabia, which is another step in our strategy to increase our operational presence in the region.

"Macro headwinds, both directly and indirectly related to the oil and gas industry, persist and are still causing a more cautionary outlook for the industry. With the cyclical nature of our industry, we are hopeful that these will subside and bring about a more positive outlook for the industry in the coming quarters. Contractual churn remains prevalent in the U.S. market, but our people are doing a good job managing through this. We expect the churn to continue and as we have seen in recent summers, we also anticipate our active rig count to be flat with perhaps a modest incline heading into our fiscal year-end.

"Activity levels in the International Solutions segment in the fourth fiscal quarter are expected to remain consistent with the third fiscal quarter with the exception that the first of the eight Saudi Arabia rigs is expected to commence work in the fiscal fourth quarter once contractual acceptance procedures are completed. The preparation work for the remaining seven super-spec rigs is progressing as planned with export dates expected through the balance of the calendar year. We are looking forward to working with Saudi Aramco and building a long-term, valuable relationship with our new customer.
Senior Vice President and CFO Mark Smith also commented, "Currently, we expect our active NAS rig count in the fourth fiscal quarter to remain consistent with our third fiscal quarter average. Accordingly, our NAS direct margin guidance also remains relatively consistent with the level recognized during the third fiscal quarter. Contract economics remain the cornerstone of our NAS strategy and we do not anticipate the same level of volatility or correlation to overall rig counts that we have experienced in the past. Recent quarterly results continue to provide evidence of that.

“The Company returned another $42 million to shareholders in the form of base and supplemental dividends during the quarter and the Board of Directors declared the fourth and final installment of the supplemental dividend under the 2024 Supplemental Shareholder Return Plan. Looking ahead, we have just begun the process of establishing our fiscal 2025 capital budget and preliminarily we believe the projected maintenance and walking rig conversions capex will be similar to fiscal 2024 levels with the biggest swing factor related to any international tender awards that would result in additional capex. As part of its budgeting process for the fiscal year ahead, the Company continuously evaluates the uses of cash and capital allocation priorities.”

John Lindsay concluded, “The Company will continue to execute as it always has with a customer-centric approach and safety focus, which is ingrained in our Company culture. We look forward to commencing work in Saudi Arabia and taking advantage of additional opportunities as those arise in the coming quarters."

News Release
July 24, 2024

Operating Segment Results for the Third Quarter of Fiscal Year 2024

North America Solutions:
This segment had operating income of $163.4 million compared to operating income of $147.1 million during the previous quarter. The increase in operating income was primarily attributable to a higher direct margin and the prior quarter experiencing higher depreciation and research and development expenses. Direct margin(2) increased by $6.0 million to $277.4 million sequentially.

International Solutions:
This segment had an operating loss of $4.8 million compared to operating income of $3.6 million during the previous quarter. The decrease in operating income was mainly due to recommissioning expenses for rigs that will be exported to Saudi Arabia and related start-up costs. Direct margin(2) during the third fiscal quarter was $0.4 million compared to $8.4 million during the previous quarter. Current quarter results included a $2.1 million foreign currency loss compared to a $0.5 million foreign currency loss in the previous quarter.

Offshore Gulf of Mexico:
This segment had operating income of $5.0 million compared to operating income of $0.1 million during the previous quarter. Direct margin(2) for the quarter was $7.6 million compared to $2.9 million in the previous quarter. The increase in operating income was primarily attributable to rigs moving to full operating rates earlier than planned.

Operational Outlook for the Fourth Quarter of Fiscal Year 2024

North America Solutions:
•We expect North America Solutions direct margins(2) to be between $260-$280 million
•We expect to exit the quarter between approximately 147-153 contracted rigs

International Solutions:
•We expect International Solutions direct margins(2) to be between $(2)-$2 million, exclusive of any foreign exchange gains or losses
•Projected International Solutions direct margins(2) for the fourth fiscal quarter are inclusive of approximately $6-$8 million of rig preparation and start-up expense related to our Saudi Arabia operations, higher than previous guidance as some costs shifted from the third fiscal quarter into the fourth fiscal quarter

Offshore Gulf of Mexico:
•We expect Offshore Gulf of Mexico direct margins(2) to be between $6-$8 million

Other Estimates for Fiscal Year 2024
•Gross capital expenditures are still expected to be approximately $500 million;
▪Ongoing asset sales that include reimbursements for lost and damaged tubulars and sales of other used drilling equipment offset a portion of the gross capital expenditures, and are now expected to total approximately $45 million in fiscal year 2024
•Depreciation for fiscal year 2024 is now expected to be approximately $400 million
•Research and development expenses for fiscal year 2024 are now expected to be roughly $40 million
•General and administrative expenses for fiscal year 2024 are now expected to be approximately $250 million
•Cash taxes to be paid in fiscal year 2024 are still expected to be approximately $150-$200 million

News Release
July 24, 2024

Select Items(1) Included in Net Income per Diluted Share

Third quarter of fiscal year 2024 net income of $0.88 per diluted share included a net impact $(0.04) per share in after-tax gains and losses comprised of the following:

•$0.06 of non-cash after-tax gains related to fair market value adjustments to equity investments
•$(0.05) of after-tax losses on a Blue Chip Swap transaction to repatriate cash to the U.S. from Argentina
•$(0.05) of after-tax losses related to non-recurring professional service fees

Second quarter of fiscal year 2024 net income of $0.84 per diluted share included $0.00 in after-tax losses comprised of the following:

•$0.03 of non-cash after-tax gains related to fair market value adjustments to equity investments
•$(0.03) of after-tax losses related to research and development expenses associated with an asset acquisition

Conference Call

A conference call will be held on Thursday, July 25, 2024 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Senior Vice President and CFO, and Dave Wilson, Vice President of Investor Relations, to discuss the Company’s third quarter fiscal year 2024 results. Dial-in information for the conference call is (800) 225-9448 for domestic callers or (203) 518-9814 for international callers. The call access code is ‘Helmerich’. You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.helmerichpayne.com and accessing the corresponding link through the investor relations section by clicking on “Investors” and then clicking on “News and Events - Events & Presentations” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world. H&P also develops and implements advanced automation, directional drilling and survey management technologies. At June 30, 2024, H&P's fleet included 232 land rigs in the United States, 23 international land rigs and seven offshore platform rigs. For more information, see H&P online at www.helmerichpayne.com.

News Release
July 24, 2024

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s business strategy, future financial position, operations outlook, future cash flow, future use of generated cash flow, dividend amounts and timing, supplemental shareholder return plans and amounts of any future dividends, future share repurchases, investments, active rig count projections, projected costs and plans, objectives of management for future operations, contract terms, financing and funding, capex spending and budgets, outlook for domestic and international markets, future commodity prices, and future customer activity and relationships are forward-looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other disclosures in the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. Investors are cautioned not to put undue reliance on such statements. We undertake no duty to publicly update or revise any forward-looking statements, whether as a result of new information, changes in internal estimates, expectations or otherwise, except as required under applicable securities laws.

Helmerich & Payne uses its Investor Relations website as a channel of distribution for material company information. Such information is routinely posted and accessible on its Investor Relations website at www.helmerichpayne.com. Information on our website is not part of this release.

Note Regarding Trademarks. Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig, which may be registered or trademarked in the United States and other jurisdictions.

(1) Select items are considered non-GAAP metrics and are included as a supplemental disclosure as the Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future periods results. Select items are excluded as they are deemed to be outside the Company's core business operations. See Non-GAAP Measurements.

(2) Direct margin, which is considered a non-GAAP metric, is defined as operating revenues (less reimbursements) less direct operating expenses (less reimbursements) and is included as a supplemental disclosure. We believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See Non-GAAP Measurements for a reconciliation of segment operating income(loss) to direct margin. Expected direct margin for the third quarter of fiscal 2024 is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future items and adjustments, which could be significant, we are unable to provide a reconciliation of expected direct margin to the most comparable GAAP measure without unreasonable effort.

Contact: Dave Wilson, Vice President of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
July 24, 2024

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended			Nine Months Ended
(in thousands, except per share amounts)	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
OPERATING REVENUES
Drilling services	$695,139	$685,131	$721,567	$2,054,835	$2,205,419
Other	2,585	2,812	2,389	7,979	7,396
	697,724	687,943	723,956	2,062,814	2,212,815
OPERATING COSTS AND EXPENSES
Drilling services operating expenses, excluding depreciation and amortization	417,028	401,851	429,182	1,222,182	1,306,543
Other operating expenses	1,144	1,026	1,003	3,307	3,317
Depreciation and amortization	97,816	104,545	94,811	296,352	287,721
Research and development	10,555	12,942	7,085	32,105	22,720
Selling, general and administrative	66,870	62,037	49,271	185,484	150,581
Asset impairment charges	—	—	—	—	12,097
Gain on reimbursement of drilling equipment	(9,732)	(7,461)	(10,642)	(24,687)	(37,940)
Other (gain) loss on sale of assets	2,730	2,431	4,504	2,718	(394)
	586,411	577,371	575,214	1,717,461	1,744,645
OPERATING INCOME	111,313	110,572	148,742	345,353	468,170
Other income (expense)
Interest and dividend income	11,888	6,567	10,748	29,189	20,508
Interest expense	(4,336)	(4,261)	(4,324)	(12,969)	(12,918)
Gain (loss) on investment securities	389	3,747	(18,538)	102	6,123
Other	3,134	400	(672)	2,991	(1,218)
	11,075	6,453	(12,786)	19,313	12,495
Income before income taxes	122,388	117,025	135,956	364,666	480,665
Income tax expense	33,703	32,194	40,663	95,977	124,187
NET INCOME	$88,685	$84,831	$95,293	$268,689	$356,478

Basic earnings per common share	$0.89	$0.85	$0.93	$2.68	$3.40

Diluted earnings per common share	$0.88	$0.84	$0.93	$2.67	$3.39

Weighted average shares outstanding:
Basic	98,752	98,774	101,163	98,891	103,464
Diluted	99,007	99,046	101,550	99,116	103,852

News Release
July 24, 2024

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30,	September 30,
(in thousands except share data and share amounts)	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$203,633	$257,174
Restricted cash	78,369	59,064
Short-term investments	86,088	93,600
Accounts receivable, net of allowance of $2,377 and $2,688, respectively	415,395	404,188
Inventories of materials and supplies, net	115,312	94,227
Prepaid expenses and other, net	71,522	97,727
Assets held-for-sale	—	645
Total current assets	970,319	1,006,625

Investments	292,229	264,947
Property, plant and equipment, net	3,014,345	2,921,695
Other Noncurrent Assets:
Goodwill	45,653	45,653
Intangible assets, net	55,752	60,575
Operating lease right-of-use asset	57,315	50,400
Other assets, net	49,369	32,061
Total other noncurrent assets	208,089	188,689

Total assets	$4,484,982	$4,381,956

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$158,896	$130,852
Dividends payable	42,045	25,194
Accrued liabilities	255,851	262,885
Total current liabilities	456,792	418,931

Noncurrent Liabilities:
Long-term debt, net	545,589	545,144
Deferred income taxes	494,412	517,809
Other	131,344	128,129
Total noncurrent liabilities	1,171,345	1,191,082

Shareholders' Equity:
Common stock, $0.10 par value, 160,000,000 shares authorized, 112,222,865 shares issued as of June 30, 2024 and September 30, 2023, and 98,755,412 and 99,426,526 shares outstanding as of June 30, 2024 and September 30, 2023, respectively	11,222	11,222
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	510,379	525,369
Retained earnings	2,833,136	2,707,715
Accumulated other comprehensive loss	(8,499)	(7,981)
Treasury stock, at cost, 13,467,453 shares and 12,796,339 shares as of June 30, 2024 and September 30, 2023, respectively	(489,393)	(464,382)
Total shareholders’ equity	2,856,845	2,771,943
Total liabilities and shareholders' equity	$4,484,982	$4,381,956

News Release
July 24, 2024

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended June 30,
(in thousands)	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$268,689	$356,478
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	296,352	287,721
Asset impairment charges	—	12,097
Provision for credit loss	(213)	2,165
Stock-based compensation	23,777	23,884
Gain on investment securities	(102)	(6,123)
Gain on reimbursement of drilling equipment	(24,687)	(37,940)
Other (gain) loss on sale of assets	2,718	(394)
Deferred income tax expense (benefit)	(23,634)	4,197
Other	3,011	3,960
Changes in assets and liabilities	(30,004)	(27,045)
Net cash provided by operating activities	515,907	619,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(389,095)	(281,790)
Purchase of short-term investments	(148,451)	(102,140)
Purchase of long-term investments	(9,167)	(18,813)
Proceeds from sale of short-term investments	152,034	148,651
Insurance proceeds from involuntary conversion	5,533	—
Proceeds from asset sales	35,148	63,048
Net cash used in investing activities	(353,998)	(191,044)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(126,417)	(152,579)
Payments for employee taxes on net settlement of equity awards	(12,176)	(14,410)
Payment of contingent consideration from acquisition of business	(6,250)	(250)
Share repurchases	(51,302)	(247,213)
Other	—	(540)
Net cash used in financing activities	(196,145)	(414,992)
Net increase (decrease) in cash and cash equivalents and restricted cash	(34,236)	12,964
Cash and cash equivalents and restricted cash, beginning of period	316,238	269,009
Cash and cash equivalents and restricted cash, end of period	$282,002	$281,973

News Release
July 24, 2024

HELMERICH & PAYNE, INC.
SEGMENT REPORTING
	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except operating statistics)	2024	2024	2023	2024	2023
NORTH AMERICA SOLUTIONS
Operating revenues	$620,040	$613,339	$641,612	$1,827,661	$1,944,555
Direct operating expenses	342,617	341,938	364,688	1,022,763	1,111,154
Depreciation and amortization	89,207	97,573	87,209	273,799	266,093
Research and development	10,623	13,006	7,254	32,318	23,051
Selling, general and administrative expense	14,234	13,692	12,962	43,802	43,364
Asset impairment charges	—	—	—	—	3,948
Segment operating income	$163,359	$147,130	$169,499	$454,979	$496,945
Financial Data and Other Operating Statistics1:
Direct margin (Non-GAAP)[2]	$277,423	$271,401	$276,924	$804,898	$833,401
Revenue days[3]	13,683	14,123	15,075	41,516	48,142
Average active rigs[4]	150	155	166	152	176
Number of active rigs at the end of period[5]	146	152	153	146	153
Number of available rigs at the end of period	232	233	233	232	233
Reimbursements of "out-of-pocket" expenses	$74,915	$73,584	$82,688	$218,227	$239,288

INTERNATIONAL SOLUTIONS
Operating revenues	$47,882	$45,878	$48,692	$148,512	$159,383
Direct operating expenses	47,446	37,514	45,390	129,479	133,642
Depreciation	2,797	2,418	2,171	7,549	5,215
Selling, general and administrative expense	2,483	2,377	2,528	7,336	8,245
Asset impairment charges	—	—	—	—	8,149
Segment operating income (loss)	$(4,844)	$3,569	$(1,397)	$4,148	$4,132
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$436	$8,364	$3,302	$19,033	$25,741
Revenue days[3]	1,067	1,038	1,215	3,278	3,618
Average active rigs[4]	12	11	13	12	13
Number of active rigs at the end of period[5]	12	11	13	12	13
Number of available rigs at the end of period	23	22	22	23	22
Reimbursements of "out-of-pocket" expenses	$2,069	$1,964	$2,098	$7,417	$7,743

OFFSHORE GULF OF MEXICO
Operating revenues	$27,218	$25,913	$31,221	$78,662	$101,364
Direct operating expenses	19,611	23,010	23,913	62,200	75,292
Depreciation	1,798	1,941	1,873	5,807	5,671
Selling, general and administrative expense	799	884	730	2,515	2,263
Segment operating income	$5,010	$78	$4,705	$8,140	$18,138
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$7,607	$2,903	$7,308	$16,462	$26,072
Revenue days[3]	273	273	364	835	1,092
Average active rigs[4]	3	3	4	3	4
Number of active rigs at the end of period[5]	3	3	4	3	4
Number of available rigs at the end of period	7	7	7	7	7
Reimbursements of "out-of-pocket" expenses	$7,746	$8,857	$7,823	$24,430	$23,006

(1)These operating metrics and financial data, including average active rigs, are provided to allow investors to analyze the various components of segment financial results in terms of activity, utilization and other key results. Management uses these metrics to analyze historical segment financial results and as the key inputs for forecasting and budgeting segment financial results.
(2)Direct margin, which is considered a non-GAAP metric, is defined as operating revenues (less reimbursements) less direct operating expenses (less reimbursements) and is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See — Non-GAAP Measurements below for a reconciliation of segment operating income (loss) to direct margin.
(3)Defined as the number of contractual days we recognized revenue for during the period.
(4)Active rigs generate revenue for the Company; accordingly, 'average active rigs' represents the average number of rigs generating revenue during the applicable time period. This metric is calculated by dividing revenue days by total days in the applicable period (i.e. 91 days for the three months ended June 30, 2024, March 31, 2024, and June 30, 2023, 274 days for the nine months ended June 30, 2024 and 273 days for the nine months ended June 30, 2023).
(5)Defined as the number of rigs generating revenue at the applicable end date of the time period.

News Release
July 24, 2024

Segment operating income (loss) for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes gain on sale of assets, corporate selling, general and administrative expenses and corporate depreciation. The Company considers segment operating income (loss) to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income (loss) is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income (loss) has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

Income from discontinued operations was presented as a separate line item on our Unaudited Condensed Consolidated Statements of Operations during the three and nine months ended June 30, 2023. To conform with the current fiscal year presentation, we reclassified amounts previously presented in Income from discontinued operations, which were not material, to Other within Other income (expense) on our Unaudited Condensed Consolidated Statements of Operations for the three and nine months ended June 30, 2023.

The following table reconciles operating income per the information above to income (loss) from continuing operations before income taxes as reported on the Unaudited Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands)	2024	2024	2023	2024	2023
Operating income (loss)
North America Solutions	$163,359	$147,130	$169,499	$454,979	$496,945
International Solutions	(4,844)	3,569	(1,397)	4,148	4,132
Offshore Gulf of Mexico	5,010	78	4,705	8,140	18,138
Other	(4,791)	2,785	2,104	(2,073)	13,604
Eliminations	(616)	(772)	4,470	(1,054)	4,513
Segment operating income	$158,118	$152,790	$179,381	$464,140	$537,332
Gain on reimbursement of drilling equipment	9,732	7,461	10,642	24,687	37,940
Other gain (loss) on sale of assets	(2,730)	(2,431)	(4,504)	(2,718)	394
Corporate selling, general and administrative costs and corporate depreciation	(53,807)	(47,248)	(36,777)	(140,756)	(107,496)
Operating income	$111,313	$110,572	$148,742	$345,353	$468,170
Other income (expense):
Interest and dividend income	11,888	6,567	10,748	29,189	20,508
Interest expense	(4,336)	(4,261)	(4,324)	(12,969)	(12,918)
Gain (loss) on investment securities	389	3,747	(18,538)	102	6,123
Other	3,134	400	(672)	2,991	(1,218)
Total unallocated amounts	11,075	6,453	(12,786)	19,313	12,495
Income before income taxes	$122,388	$117,025	$135,956	$364,666	$480,665

News Release
July 24, 2024

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	July 24,	June 30,	March 31,	Q3FY24
	2024	2024	2024	Average
U.S. Land Operations
Term Contract Rigs	88	83	96	86
Spot Contract Rigs	60	63	56	64
Total Contracted Rigs	148	146	152	150
Idle or Other Rigs	84	86	81	82
Total Marketable Fleet	232	232	233	232

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(*)
(Estimated Quarterly Average — as of 6/30/24)

	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Segment	FY24	FY25	FY25	FY25	FY25	FY26	FY26
U.S. Land Operations	86.9	72.5	40.8	30.4	27.1	19.3	4.0
International Land Operations	9.0	10.9	13.1	11.7	11.0	10.9	10.0
Offshore Operations	—	—	—	—	—	—	—
Total	95.9	83.4	53.9	42.1	38.1	30.2	14.0
(*) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

News Release
July 24, 2024

NON-GAAP MEASUREMENTS

NON-GAAP RECONCILIATION OF SELECT ITEMS AND ADJUSTED NET INCOME(**)

	Three Months Ended June 30, 2024
(in thousands, except per share data)	Pretax	Tax Impact	Net	EPS
Net income (GAAP basis)			$88,685	$0.88
(-) Fair market adjustment to equity investments	$7,508	$1,944	$5,564	$0.06
(-) Non-recurring professional service fees	$(6,680)	$(1,730)	$(4,950)	$(0.05)
(-) Losses on a Blue Chip Swap transaction	$(7,112)	$(1,842)	$(5,270)	$(0.05)
Adjusted net income			$93,341	$0.92

	Three Months Ended March 31, 2024
(in thousands, except per share data)	Pretax	Tax Impact	Net	EPS
Net income (GAAP basis)			$84,831	$0.84
(-) Fair market adjustment to equity investments	$3,777	$920	$2,857	$0.03
(-) Research and development expenses associated with an asset acquisition	$(3,840)	$(995)	$(2,845)	$(0.03)
Adjusted net income			$84,819	$0.84

(**)The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future period results. Select items are excluded as they are deemed to be outside of the Company's core business operations.

News Release
July 24, 2024

NON-GAAP RECONCILIATION OF DIRECT MARGIN
Direct margin is considered a non-GAAP metric. We define "direct margin" as operating revenues (less reimbursements) less direct operating expenses (less reimbursements). Direct margin is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. Direct margin is not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures.
The following table reconciles direct margin to segment operating income (loss), which we believe is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to direct margin.

	Three Months Ended June 30, 2024
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$163,359	$(4,844)	$5,010
Add back:
Depreciation and amortization	89,207	2,797	1,798
Research and development	10,623	—	—
Selling, general and administrative expense	14,234	2,483	799
Direct margin (Non-GAAP)	$277,423	$436	$7,607

	Three Months Ended March 31, 2024
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income	$147,130	$3,569	$78
Add back:
Depreciation and amortization	97,573	2,418	1,941
Research and development	13,006	—	—
Selling, general and administrative expense	13,692	2,377	884
Direct margin (Non-GAAP)	$271,401	$8,364	$2,903

	Three Months Ended June 30, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$169,499	$(1,397)	$4,705
Add back:
Depreciation and amortization	87,209	2,171	1,873
Research and development	7,254	—	—
Selling, general and administrative expense	12,962	2,528	730
Direct margin (Non-GAAP)	$276,924	$3,302	$7,308

	Nine Months Ended June 30, 2024
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income	$454,979	$4,148	$8,140
Add back:
Depreciation and amortization	273,799	7,549	5,807
Research and development	32,318	—	—
Selling, general and administrative expense	43,802	7,336	2,515
Direct margin (Non-GAAP)	$804,898	$19,033	$16,462

News Release
July 24, 2024

	Nine Months Ended June 30, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income	$496,945	$4,132	$18,138
Add back:
Depreciation and amortization	266,093	5,215	5,671
Research and development	23,051	—	—
Selling, general and administrative expense	43,364	8,245	2,263
Asset impairment charges	3,948	8,149	—
Direct margin (Non-GAAP)	$833,401	$25,741	$26,072